SCHEDULE A,
revised as of August 18, 2014
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX SERIES FUNDS
and
SECURITY INVESTORS, LLC
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Fund	Rate
Nova	0.75%
Inverse S&P 500® Strategy	0.90%	Commodities Strategy Fund	0.75%
NASDAQ-100®	0.75%	Consumer Products	0.85%
Inverse NASDAQ-100® Strategy	0.90%	Electronics	0.85%
Mid-Cap 1.5x Strategy	0.90%	Energy Services	0.85%
Russell 2000® 1.5x Strategy	0.90%	Financial Services	0.85%
Government Long Bond 1.2x Strategy	0.50%	Health Care	0.85%
Europe 1.25x Strategy	0.90%	Internet	0.85%
S&P 500® Pure Value	0.75%	Leisure	0.85%
S&P 500® Pure Growth	0.75%	Precious Metals	0.75%
S&P MidCap 400® Pure Value	0.75%	Real Estate	0.85%
S&P MidCap 400® Pure Growth	0.75%	Retailing	0.85%
Inverse Mid-Cap Strategy	0.90%	Technology	0.85%
S&P SmallCap 600® Pure Value	0.75%	Telecommunications	0.85%
S&P SmallCap 600® Pure Growth	0.75%	Transportation	0.85%
Inverse Russell 2000® Strategy	0.90%	Utilities	0.85%
Strengthening Dollar 2x Strategy	0.90%	Long Short Equity	0.90%
Weakening Dollar 2x Strategy Fund	0.90%	S&P 500®	0.75%
U.S. Government Money Market	0.50%	Russell 2000®	0.75%
High Yield Strategy	0.75%	Inverse International 2x Strategy*	0.75%
International 2x Strategy*	0.75%	Multi-Hedge Strategies	1.15%
Banking	0.85%	Event Driven and Distressed Strategies Fund	0.90%
Basic Materials	0.85%	Japan 2x Strategy	0.75%
Biotechnology	0.85%	Emerging Markets 2x Strategy	0.90%
Managed Futures Strategy	0.90%	Inverse Emerging Markets 2x Strategy	0.90%
Inverse High Yield Strategy	0.75%	Emerging Markets Bond Strategy	0.75%
Energy	0.85%	Monthly Rebalance NASDAQ-100® 2x Strategy	0.90%
Inverse Government Long Bond Strategy	0.90%

*    Denotes Funds that have not yet commenced operations.

Additions noted in bold.